Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
The following lists the subsidiaries of HLTH Corporation and their respective jurisdictions of incorporation or formation:

Name	Jurisdiction

225 Summit Associates LLC	New Jersey
CLD Corporation	Delaware
Healtheon International LLC	Delaware
WebMD International, LLC	Delaware
WebMD Canada Ventures, Inc.	Canada
WebMD UK Limited	England & Wales
Healtheon Software India Private Limited	India
HLTH Domain Corporation	Delaware
PRX Holdings Corp.	Delaware
SNTC Holding, Inc.	Delaware
Porex Corporation	Delaware
Porex Surgical, Inc.	Delaware
Porex Surgical GmbH	Germany
Porex Technologies GmbH	Germany
Porex Technologies LTD	England
Porex Technologies SDN.BHD	Malaysia
SYN Business Holdings, Inc.	California
SYN Healthcare Service, Inc.	California
SYNC Corp.	New Jersey
WebMD Health Corp. (83.5% owned by HLTH Corporation)	Delaware
WebMD, LLC	Delaware
Endeavor Technologies, Inc.	Georgia
HW Japan, Inc.	Delaware
MDhub, LLC	Connecticut
MedicineNet, Inc.	California
National Physicians DataSource, LLC	Connecticut
OnHealth Network LLC	Washington
BabyData.com, Inc.	Delaware
Demand Management, Inc.	Colorado
Health Decisions, Inc.	Colorado
Health Decisions International, LLC[1]	Colorado
Physicians Telephone Directory, Inc.	Connecticut
RxList, Inc.	Delaware
RxList LLC	California
Telemedics, Inc.	Georgia
WebMD Domain Corp.	Delaware

[1]	70% owned by Demand Management, Inc. and 30% owned by Health Decisions, Inc.

Name	Jurisdiction

WebMD Health Services Group, Inc.	Delaware
Subimo LLC	Delaware
HealthShare Technology, Inc.	Delaware
Summex Corporation	Indiana
OW Corp.	Delaware
Medscape LLC	Delaware
Conceptis LLC	Delaware
Medsite CME LLC	Delaware
eMedicine.com LLC	Delaware
WebMD International, Inc.	Delaware
WebMD Professional Services LLC	Delaware
Medsite LLC	Delaware